EXHIBIT 99.1

Final Transcript

Conference Call Transcript TLEO - Taleo Corporation Fourth Quarter 2008 Business Update Conference Call Event Date/Time: Feb 23, 2009 / 10:00PM GMT

Operator

 Good day ladies and gentlemen and welcome to the Taleo Corporation fourth-quarter 2008 business update conference call. My name is Wayne and I will be your operator for today.

At this time, all participants are in listen-only mode. We will conduct a question-and-answer session toward the end of this conference. (Operator Instructions)

As a reminder, this conference is being recorded for replay purposes. I would now like to turn the call over to Mr. Nate Swanson, your Vice President of Investor Relations. Please proceed.

 Nate Swanson - Taleo Corporation - VP, IR

 Good afternoon and thanks for joining us for Taleo's fourth-quarter 2008 business update conference call. This is Nate Swanson, Investor Relations for Taleo. And with me on the call today is Mike Gregoire, Chairman and Chief Executive Officer; and Katy Murray, Taleo's Chief

Financial Officer. Mike and Katy will offer some prepared remarks lasting for approximately 20 minutes and then we will open up the call for a Q&A session.

Please note that our remarks today contain forward-looking statements. These statements include but are not limited to statements regarding Taleo's future financial performance and future demand for our solutions. These statements are based solely on information available to Taleo as of the date of this call and should not be relied upon as representing Taleo's views of any date subsequent to today.

Taleo undertakes no obligation to update these forward-looking statements to reflect events or circumstances after today. Our forward-looking statements are subject to a number of risks and uncertainties that can cause actual results to differ materially.

We refer you specifically to the risk factors set out in our quarterly report on Form 10-Q filed on August 11, 2008. This filing is available through the investor relations sections of our website at www.Taleo.com or through the SEC's website at www.SEC.gov.

In addition, during today's discussions, we will be using GAAP and non-GAAP numbers. Our GAAP numbers and the reconciliation of our non-GAAP numbers to our GAAP numbers will be posted to the investor relations sections of our website at www.Taleo.com. In addition please note that a webcast of today's call will be available on the investor relations section of Taleo's website.

And with that, it is my pleasure to turn the call over to Katy.

 Katy Murray - Taleo Corporation - CFO and EVP

 Thanks, Nate, and good afternoon everyone. As you have already seen in today's press release, we have posted another strong quarter even in a tough economic environment. We signed a record amount of new business and continue to see very high renewal rates within our enterprise and our SMB installed base.

I will spend the first few minutes providing an update on the status of the revenue review. We will then spend some time on the key financial highlights from the quarter and then turn the call over to Mike who will discuss our overall outlook and fourth quarter in more detail. We will wrap up the call with some time for Q&A.

In regards to the status of the accounting review, as you have seen in the 8-K and the accompanying press release we issued earlier today, we're making progress in bringing this to closure. At this time, we have performed a substantial portion of our analysis and the results are as follows.

We have identified two situations which will require correction of historical financials covering the periods the first quarter of 2006 through the second quarter of 2008. First, there are some transactions where the historical consulting revenue recognition will need to be deferred.

Basically as of June 30, 2008 we will be deferring approximately a net $3 million of consulting revenue that had been previously recognized from Q1 2006 through Q2 2008 and that deferred revenue will now be recognized ratably over future periods. Second, we're also modifying our revenue recognition policy as it relates to the amortization period over which we recognize revenue for setup fees which is included in the application revenue line.

This change will be retroactively applied back to the first quarter of 2006 and will result in the deferral of approximately a net $200,000 of application revenue as of June 30 and will now be recognized over an expected life of the associated customer. By way of comparison, we recognized a total of $245 million in application fee revenue for this same period of Q1 2006 through Q2 2008.

Excluding the matters I've just discussed, we continue to believe that our historical and current revenue recognition practices are right and we will be submitting our position and analysis, which has been reviewed with Deloitte, to the Office of the Chief Account, or the OCA, for their review. This is a formal pre-clearance submission process where we expect to meet with the OCA to explain our historical revenue recognition policies and hopefully gain their concurrence.

While we feel strongly that our policies are correct, the OCA could take a different position and that determination could require additional changes to the accounting for our consulting revenue in prior periods. We do not expect any further changes in our application fee revenue.

As we have previously stated, the scope of this review has been narrowly focused on technical interpretations impacting the timing of the recognition of consulting revenue. This scope has not changed and there has been no change to the total application and services revenue under contract. In addition, we do not expect to see any changes to our total cash flow, cash or accounts receivable.

Lastly, I believe it is important to note that at no time during this review has there been any concern or suggestion of fraud or misconduct by management in the application of our revenue recognition policies. In summary, while this review has not impacted our ability to close business, it is a distraction and I'm looking forward for this entire process to be brought to closure over the next several weeks so that I can turn 100% of my attention to our growing business.

I will now spend some time on the fourth quarter. Given our current status with the revenue review and the fact that our year-end 2000 audit is not yet final, we're not going to be able to provide financial statements for the fourth quarter and I'm not going to be able to provide certain comparable data. However, I am going to try to provide as much data as possible to you to give a sense of how solid our fourth quarter was and any trends that we observed.

In regards to non-GAAP application revenue, for the fourth quarter we expect total non-GAAP application revenue to show approximately a 3% sequential growth over the non-GAAP application revenue reported in the third quarter. This is on the low end of our guidance range, primarily due to the significant depreciation of the British pound and the euro to the US dollar late in the fourth quarter, which impacted fourth-quarter application revenue by approximately $400,000.

As a reminder, non-GAAP application revenue reflects the revenue that would have been recognized from the acquired application deferred revenue if it were not required to be written down in the purchase accounting of the acquisition of Vurv. We expect that the amount of non-GAAP application revenue to continue to decrease and to basically cease by the middle of this year.

While we had negative foreign currency impact on application revenue, we saw a positive impact to expenses. For the fourth quarter, we expect to see our GAAP expenses in line with the following approximate amounts.

Application cost of sales slightly under $10 million, services cost of sales of $7 million, sales and marketing expense of $15 million, R&D of $8 million, G&A of $9.5 million, restructuring of $300,000. For other income, we're expecting to see 100,000. Total share based compensation for the fourth quarter is $3 million, amortization of intangibles approximately $3 million, and depreciation expense of $3 million.

In regards to fully diluted weighted average shares outstanding for the fourth quarter, it was approximately 31 million. This is below our guidance of 34 million for the fourth quarter given the pressure on our stock price and the impact to outstanding options. For the full year, fully diluted weighted average shares outstanding will also be approximately 31 million.

Our renewal rates continued to show strength this quarter with enterprise renewals being greater than 95% on a dollar-for-dollar basis and for our SMB business, we continue to see annualized customer churn of about 4%. We're very pleased with these renewal metrics given we did have renewals across the financial service and retail verticals.

Turning to the balance sheet, we ended the quarter with approximately $49 million in cash and cash equivalents. Accounts receivable increased roughly $8 million sequentially and is the result of the strength of our fourth quarter business, which will also be seen in our deferred application revenue.

We have seen no change in our overall collection patterns and in fact had the strongest collection quarter in the history of the Company in the fourth quarter. From a cash flow perspective, we're pleased with our performance this quarter with projected cash flow from operations of over $4 million.

As you recall, we used approximately $6 million of cash in the third quarter. In the fourth quarter, we used approximately $5 million in cash relating to the purchases of property and equipment for not only our new data center in Amsterdam, but for growth in our other data centers. This is why the ending cash balance was basically the same as the third quarter but we had positive cash flow from operations.

In regards to headcount, we ended the quarter with 878 employees compared to 852 at the end of September. We have 77 individuals compensated on sales achievements of which 32 our quota carrying reps focused inthe enterprise business and then 24 reps on our SMB business.

We have an additional 21 individuals focused on renewals and upsell opportunities. We're still hiring albeit very selectively and mostly in revenue generating positions.

In turning to guidance, until the revenue review process is completed, we will not be able to provide any forward-looking guidance. And in addition, we are also retracting 2009 guidance that has been previously provided.

Even though I cannot provide specific financial guidance, I can say that the basic operating metrics against which we manage the Company in terms of operating expenses have not changed. Also consistent with the start of a new year, we are announcing that our application backlog entering 2009 is over $315 million, representing a growth of over 20% from the $260 million we entered 2008 with.

In closing, I am very pleased not only with our business performance in 2008, but specifically Q4 and also regarding the solid foundation we have built as we enter 2009. And with that, I would like to turn the call over to Mike.

 Mike Gregoire - Taleo Corporation - Chairman, CEO

 Thank you Katy. Fiscal 2008 was an important year for Taleo and I'm happy to report we ended it with the strongest sales quarter ever. But first I would like to comment on the accounting review and the restatement we announced today.

As you heard from Katy in her prepared remarks, we're very close to completing the accounting review we announced back in November and we look forward to putting this issue behind us. We take our accounting policies very seriously and while we will be restated a portion of our consulting services revenue, this restatement constitutes a very small portion of our total business.

Fortunately the accounting review did not have a material impact on our ability to close new business during Q4 and we do not expect the restatement to impact our business going forward. So let's talk about what we're seeing in the field and our plan to deliver profitable growth in 2009 and beyond.

Looking back on 2008, while the macroeconomic environment deteriorated as the year when on, the strength of our business model, product offering and competitive positioning allowed us to meet our operational and business goals. During the year we launched several important new products, acquired Vurv and continued to execute our longer-term strategic plan.

Specific achievements for the past year include in Q1 we launched our enterprise performance management solution. In Q2 we announced the acquisition of Vurv. In Q3 we introduced the Talent Grid and the strategic investment in Worldwide Compensation. And finally, in Q4 we announced the on-time delivery of our SMB performance management product.

It was truly a year of milestones for Taleo and we enter 2009 with positive momentum. Fortunately, our recurring revenue business model gives us a high degree of visibility and that allows us the flexibility of being able to budget for what we can see and spend as we grow.

As a result, we made no drastic changes to our long-term strategic business plan. This plan which was put in place roughly two years ago sought to expand our addressable market opportunity by organically developing a full suite of talent management applications but doing so while delivering profitable growth to shareholders during both good times and tough.

Because we produced record sales results in Q4, we haven't had to slash our headcount as others have. In fact, we're still hiring albeit very selectively and primarily across revenue producing positions.

If our outlook changes materially, we can tweak our hiring plans accordingly, as we will not sacrifice profitability for growth. Our balance sheet is strong and our focus is on both generating cash and growing through this downturn.

So what makes our solutions compelling in a difficult economic environment, three things come to mind. The ROI of our talent management products, the value of our on-demand solutions and the strength of our competitive positioning.

First let's start about the ROI of recruiting. We often hear that recruiting applications are not mission critical or that recruiting is somehow more discretionary during an economic downturn.

The fact is companies continue to see very high levels of turnover even in a down economy and turnover is expensive. As a point of reference, in Q4 more than 0.5 million new employees were hired through the Taleo platform.

Our recruiting applications help our customers save millions of dollars on line items such as agency recruiters, executive search firms and job board postings. For example, one of our large technology customers experienced a 24% reduction in costs per hire and a 23% reduction in time to higher which drove an annualized cost savings of over $8 million on an investment of less than $1 million.

One of our large financial services customers estimates that an annual cost savings of nearly $10 million through more effective candidate sourcing. One of our large healthcare customers recognized an annual cost saving of $4.3 million, a return of more than 10 times their investment of just $400,000.

These examples are based upon hard dollar cost savings and do not include the soft dollar value created through improved quality of hire, faster time to contribution and lower overall turnover rates. Second, we believe the value proposition from our software as a service business model is even more compelling in times when spending is tight.

Customers are being forced to do more with less and our on-demand software applications allow them to do just that. Relative to traditional on-premise applications, Taleo's applications cost less, are quick to deploy the provide a fast ROI.

And finally, we believe our competitive positioning is stronger than ever. We're the largest on-demand software vendor in the HCM space with scalable solutions for both large enterprise and SMB markets.

We are also one of the few vendors with a truly unified talent management suite, having organically developed recruiting and performance management applications that run on a single architecture. And we're growing, generating cash and have a strong balance sheet. In a time when vendor viability is more important than ever, we believe we're the most stable pure play in the talent management industry.

So let's talk about our record Q4 results. We added 27 new enterprise customers, up from 22 in Q3 and 26 in Q4 of 2007. We closed 12 large enterprise deals over $250,000 in Q4, up from six in Q3 and eight in Q4 of 2007.

New enterprise customers signed in Q4 include Royal Caribbean, Panera Bread, BF Corporation, PPG, Evergreen Packaging, Henry Stein, Dow Jones, VeriSign, and Zions Bancorp. We also signed a large multi-year outsourcing deal with IBM.

We continue to seek good traction with our performance management solution and this quarter signed several new customers, including Evergreen Packaging. We continue to see strong growth in our SMB division, adding 175 new customers due in Q4. I'm also pleased to announce that the TB Perform was generally available on time in November we already have customers live on that product today.

We continue to work in cooperation with our partner, Worldwide Compensation, and closed two deals with them in Q4. We now have over two dozen joint sales opportunities in our pipeline.

And we should also highlight that the recent release of the Gartner Magic Quadrant for performance management, where Taleo was listed in the visionaries quadrant and the Worldwide Compensation received a best in class commendation in the compensation management category. Renewal rates remain strong this quarter and in fact, we renewed several large enterprise customers across economically-sensitive verticals such as financial services and retail.

As a culmination to all the success we had in 2008, and our strongest bookings quarter ever in Q4, I'm pleased to report that our backlog of application revenue increased to more than $315 million, an increase of over 20% from the $260 million at the end of 2007. These numbers include Vurv backlog on an apples-to-apples basis, an impressive accomplishment given that our 2007 backlog was up roughly 40% over 2006. This backlog gives us tremendous visibility even in a rocky environment.

Looking ahead to 2009, we're assuming the overall economic environment will remain difficult. In fact, despite our record results this quarter, and really over the past several quarters, Taleo has not been immune to the global economic downturn.

We have experienced longer sales cycles, some deals are being downsized and even delayed. Given the continued broad-based decline in the overall economic environment thus far in Q1, we're not expecting the sales environment to improve in the near-term. That said, we're very optimistic about Taleo's future. We have no shortage of growth opportunities and our growth strategy is well-defined.

First, we're going to compete in more deals and we expect to win and we expect our win rate to improve. The scale we acquired with the Vurv acquisition, together with the launch of performance management and partnership with Worldwide Compensation is having a combined impact of bringing us into more deals.

A year ago, we could only compete in stand-alone recruiting deals. Today we're competing for recruiting, performance and compensation deals. As a frame of reference, we responded to twice as many RFPs in Q4 '08 as we did in Q4 '07.

We would also note that given the more difficult economic environment, the fact that we're growing, generating cash and have a very strong balance sheet should improve our competitive positioning. Second, our pipeline of new product not only improves our positioning in recruiting-led deals, but also allows us to compete for stand-alone performance management deals.

Roughly half the performance customers we signed in 2008 were new customers to Taleo, deals that were led with performance, not recruiting. We expect to see similar statistics with the launch of the TBE platform.

Third is our international growth opportunity. Just 14% of our Q4 revenues came from customers headquartered outside of North America and with more and more hiring moving to offshore, lower-cost regions such as A-Pac and Eastern Europe, we believe that international represents a significant long-term growth opportunity.

Finally, the disciplined execution of our salesforces quarter should not go unrecognized. It may take a few extra steps to get deals done, but there are still plenty of deals out there and we expect to win.

I would like to take this opportunity to personally thank the entire Taleo family. It's through your hard work and dedication that we have been able to achieve so much over the last year.

We will now open the call for questions, operator.

 QUESTION AND ANSWER

Operator

 (Operator Instructions) Andrey Glukhov, Brean Murray, Carret & Co.

 Andrey Glukhov - Brean Murray, Carret & Co. - Analyst

 Yes, thanks. I apologize for the background noise. Katy, first of all, as far as the (technical difficulty) is concerned, it sounds like the total impact is like less than 1% of the total revenue over the period you're looking at. Is it limited to if you select deals that have triggered sort of the restatement or is that more broad-based?

 Katy Murray - Taleo Corporation - CFO and EVP

 Hi, Andre. You're right when you're looking at it from a total percentage perspective. Let's talk about it in two lines.

On the application revenue line, it's not specific to a customer. It's specific to setup charges. So put that aside, approximately a couple of hundred thousand dollars, that's really across really the business.

On the consulting side, it was certain transactions that will have consulting deferred. However, there's not a specific trend around those customers or anything that specifically links them.

They don't have anything to do with the vertical or specific geography or anything to do with the Vurv acquisition. It was just a result of the analysis that we have been undergoing and certain transactions were identified.

 Andrey Glukhov - Brean Murray, Carret & Co. - Analyst

 Now it sounds like you and Deloitte agreed on holding (inaudible) over the revenue recognition and are going to SEC. Do you still expect that you will manage to file the K on time?

 Katy Murray - Taleo Corporation - CFO and EVP

 Right now, Andre, it's all of our intention to get this thing wrapped up as quickly as possible to keep all of our filings, get them current and hit the K timeline which is in mid March.

Operator

 Robert Breza, RBC Capital Markets.

 Robert Breza - RBC Capital Markets - Analyst

 Hi, thank you for taking my questions. Either Michael or Katy, can you talk about the backlog? As you look at the record backlog, have you seen any change there from people looking to extend longer-term contracts or any characteristics that could provide some more insight? And then maybe either Katy or Michael again, for the data center that you talked about for Amsterdam, when do you think that will be complete? Can you give us an idea of what you might be spending in terms of FX for the year?

 Mike Gregoire - Taleo Corporation - Chairman, CEO

 Sure, I will answer the business oriented questions. I will let Katy take the FX question.

With respect to the backlog, that's just business velocity, Rob. Basically we are still at three plus years in our terms. Nothing has changed, just the number of contracts. And obviously you can see that we've had bookings acceleration throughout the year and that's where the backlog numbers come from.

Our competitive win rate has increased each and every quarter since the Vurv acquisition and that's obviously flowed right into backlog. With a record quarter in Q4, that falls into backlog as well.

With respect to Amsterdam, Amsterdam is built out. We took that charge primarily in Q3 with a little bit of residual in Q4. And as you get into 2009, we expect to see our capital expenditures pretty much in line with you've seen on a quarterly basis, somewhere between 1.5 and $2 million a quarter. Now with respect to FX, we'll have to get Katy to get her FX crystal ball out here and answer that question.

 Katy Murray - Taleo Corporation - CFO and EVP

 Great, so one clarification and I know I have had this before. When we talk about backlog, it is only application revenue. We've never included the services number in that. So I just wanted to clarify that again that there's no change in how that has been measured, but it's always application backlog.

On FX, to Mike's point, I wish I knew where these rates were going. I think any of us would like to see that. The thing I can say about that is we do have some natural hedges just with the way that the revenue contracts are done, certain contracts with expenses.

We typically see more favorability on the expense line than we see negative impact of the revenue line. So I mean, Rob, the best thing I can tell you that as much visibility as any of us have, we look to kind of manage that in the future. Obviously we had rates built into our 2009 plan that we're watching closely.

But again, as we see things move from a financial perspective across any of the sensitive rates that we may see like the pound or the euro, we have ways to make decisions around that, expenses etc. So we're managing through it. This quarter we did see an increase on the revenue headwind on that and that was why we called that out.

 Robert Breza - RBC Capital Markets - Analyst

 Thank you. Nice quarter.

Operator

 Brad Reback, Oppenheimer.

 Brad Reback - Oppenheimer & Co. - Analyst

 Katy, with the -- what was it? The OCA review, what's sort of the timing of that and how long does something like that take?

 Katy Murray - Taleo Corporation - CFO and EVP

 It's a good question, Brad. The formal process is you basically submit your position, your support. Typically it does result in a meeting with the OCA. And what I have been told and from others who are experienced in this who we're working with, we did retain a very senior experienced really consulted to the audit committee to the Company on is that you'll typically hear from the OCA after your submission within say seven to 10 days; possibly be able to meet with them in the next couple of weeks. And then fairly from there, it's actually fairly fast.

Because they're very focused on the sensitivity around filing deadlines, they're very sensitive to what companies are going through and making sure that they can assist them in getting current. All of that played together, I would expect that over the next several weeks, we will have been in a position to have had at least some communication with them.

 Brad Reback - Oppenheimer & Co. - Analyst

 Okay, and once you guys are done with that process and up-to-date on your filings, at that point do you see an update call to give us '09 guidance or are you of the view that the economic situation is too fluid and you're going to back away from guidance at this time completely?

 Katy Murray - Taleo Corporation - CFO and EVP

 It's not that we're backing away from guidance for any reason except that at this point until the review is completed and that we can actually get current on our filings, think it's the most prudent thing to do. I think that once we get through this timeline depending on where we fall within the quarter, obviously we're getting very close to the end of Q1 and then you start getting into April, we're just going to have to balance that, Brad, from a timeline perspective.

But in no way are we pulling away from guidance for any other reason except that in the situation we're in now. But as soon as we're in a position to and as soon as we can go back out, we'll obviously continue down the path of giving guidance like we have in the past.

 Brad Reback - Oppenheimer & Co. - Analyst

 And last question, I may have missed this. Did you guys say or give us a ballpark what the deferred revenue was in the quarter?

 Katy Murray - Taleo Corporation - CFO and EVP

 I did not and the reason for that is our deferred revenue is a combined deferred revenue. So when you're looking at the third-quarter number, that is a combined application and consulting.

Consulting is actually a very small piece to that. But it is included in there. We haven't broken it out, so that is one number that I did not get. But from the other metrics within the quarter and then from the sequential growth of application revenue, you can probably get to some range.

 Brad Reback - Oppenheimer & Co. - Analyst

 Okay, so to some extent with the apps business being up about 3% sequentially, we should think about the deferred component of -- the application part of the deferred component in a similar type way?

 Katy Murray - Taleo Corporation - CFO and EVP

 You should consider the trend the same. The accounts receivable, I did that, it did go up sequentially $8 million. I think looking at the trends of how AR and deferred revenue move for the Company will give you some good trends on how our deferred revenue looks. And I also think that just with the sheer backlog growth we're seeing as we're entering this next year on the application revenue line, it's an indication of how deferred revenue trended.

Operator

 Mark Marcon, Robert W. Baird & Company, Inc.

 Mark Marcon - Robert W. Baird & Company, Inc. - Analyst

 When we're thinking about the changes, if we were just trying to come up with a way to think about it, would we in terms of making adjustments to prior periods just for our own models, should we think about potentially doing it on a pro rata basis? In other words, you're basically talking about 10 quarters and obviously the last few quarters have been -- were stronger or larger than the first few quarters of the period that we were thinking about.

 Mike Gregoire - Taleo Corporation - Chairman, CEO

 Mark, that's a good question. I think you're thinking about that correctly. The one thing I would add with that is as you have seen, our services business has continued to grow quarter over quarter.

So the weight of your pro rata distribution of the adjustment historically to the past 10 quarters would be more lightly weighted to the earlier periods and probably become a little bit heavier. I wouldn't say there's any significant trend. It's not a hockey stick. But I would think about it that way. But your consideration of doing it ratably is the right way to think about that.

 Mark Marcon - Robert W. Baird & Company, Inc. - Analyst

 And it sounds like there's not going to be any change at all to any sort of expense recognition.

 Katy Murray - Taleo Corporation - CFO and EVP

 There's no change to our expense recognition, you're correct.

 Mark Marcon - Robert W. Baird & Company, Inc. - Analyst

 And just to be 100% clear, it sounds like DNT is in agreement with the new presentation or the new way to think about it.

 Katy Murray - Taleo Corporation - CFO and EVP

 Well I think there's two things. One, we have been working with them through this process and obviously to come to a decision that we need to change some historical accounting, Deloitte has agreed with us on that.

As far as the process by which we're submitting our position and analysis to the OCA, that is a position and analysis that has been based on our historical accounting practices. Those are not new.

Those are practices that have been in place. They are currently in what we practice today. And as I mentioned, we feel strongly that they are right and Deloitte has reviewed that analysis and position and that's what we're going to the OCA with.

 Mark Marcon - Robert W. Baird & Company, Inc. - Analyst

 But when they have reviewed it from their perspective, it sounds like the right way to go at this point?

 Katy Murray - Taleo Corporation - CFO and EVP

 You are referring to Deloitte once they review it? Yes, they are supportive of the Company moving forward with this.

 Mark Marcon - Robert W. Baird & Company, Inc. - Analyst

 Okay, great. And then with regards to just on the business side, obviously the challenges we're going through economically, we haven't seen them most peoples' lifetimes. How is that impacting the RFP flow? What are you seeing there? Are you seeing any clients that are just frozen or are you still seeing a fairly normal albeit maybe slower flow of business?

 Mike Gregoire - Taleo Corporation - Chairman, CEO

 You know, Mark, it's hard to tell because as I said in my prepared remarks, a year ago we would only be able to compete in recruiting business. Now we're able to compete in recruiting business, performance business and compensation business.

So our number of RFPs that we're getting have doubled over last year and the macroeconomic environment today compared to a year ago is definitely more challenging. So it's hard to get to read on an apples-to-apples comparison because so much has changed for Taleo over the last year, both economically as well as our products set.

But we have been very busy preparing RFPs and it's because of the value proposition that we have. When you read the newspapers, it is important to understand it is tough out there. I don't think that they're overly exaggerating how difficult it is.

But I don't think that they give enough light to what people are doing to try to be more solvent or to be in a situation where they cab find growth in a tough economy or even for an opportunity to stay neutral and not deteriorate. And a large portion of that has to do with their biggest expense item which is their people.

Being able to go ahead and keep the people that really drive the productivity and the performance of the Company and understand who they are, coupled with the ability to replace workers, because even in this environment, it's hard to believe but we just did a study. There's 25% voluntary attrition still happening in the US, which seems completely against conventional wisdom.

But you still need to replace those workers and having a more efficient and effective way of picking the right person and keeping that person in the company has a material impact to both top and bottomline. To the extent that our salesforce has been able to articulate that point of view I think has put us in a situation where we can have the kind of performance that we had in Q4. Hopefully that is helpful.

 Mark Marcon - Robert W. Baird & Company, Inc. - Analyst

 That is. Can you just -- there were a couple of numbers that I missed, Katy, when you were going through them. What was the sales and marketing expense and what was the consulting revenue?

 Katy Murray - Taleo Corporation - CFO and EVP

 You didn't miss consulting revenue because I did not give that out at this time. And on sales and marketing, it's approximately $15 million for the quarter. And as Nate mentioned earlier, these statistics for the fourth quarter as well as the non-GAAP reconciliation to application revenue will be on the investor relations portion of our website. So you can also pull them down from there.

 Mark Marcon - Robert W. Baird & Company, Inc. - Analyst

 Is there a way for us to think about the consulting revenue?

 Katy Murray - Taleo Corporation - CFO and EVP

 You know, Mark, I'm actually -- as much as I like to be able to, I'm not really in a position to be able to tell you that. Right now until this is over, I can't tell you kind of what the overall kind of impact to that.

If you were trying to think about the overall business in general, I think that the trends of the business as of the fourth quarter had not changed from a volume perspective and how we look at consulting revenue. But the actual recognition of that revenue is not something I would be able to talk about at this point.

Operator

 Steve Koenig, KeyBanc Capital Markets.

 Steve Koenig - KeyBanc Capital Markets - Analyst

 I'm wondering, Mike, as you look at the sales activity in Q4 and how things are progressing this year, and you think about your sales activity and your close rates, I appreciate your qualitative commentary on the environment. I'm wondering can you generalize about what trends you're seeing in terms of how those close rates are trending and how the sales activity looks to be trending and as you get into '09 here?

 Mike Gregoire - Taleo Corporation - Chairman, CEO

 Yes, it's early days, but a couple of things I've noticed. Vendor viability is definitely weighing in. In a place where an RFP would go out to ourselves and the usual suspects and probably two or three small private companies, they're even sending them out to the private companies. They're dealing with the more stable players.

So when we take a look at who we're competing against, we're seeing more of the same rather than what we have seen in the past is -- instead of having four or five people competing for a piece of business, we're seeing down to two to three. So we're definitely seeing that.

We're seeing these sales cycles definitely elongated. There are more decision-making makers participating in the decision and that's better for us. The more complicated the sales process, the better it is for us because we feel we have much more to show, especially when it comes to security and performance of an on-demand application over multiple countries. So those are things that we're seeing that we traditionally have been very strong at that are happening in the sales cycles.

 Steve Koenig - KeyBanc Capital Markets - Analyst

 And would you say that if you just look at your recruiting pipelines, do those pipelines -- are they trending up or are they decelerating a bit? What are you seeing there?

 Mike Gregoire - Taleo Corporation - Chairman, CEO

 Have not seen deceleration in pipelines. We look at our pipelines in three ways. We look at it the quarter coming, the quarter after and then the full-year pipeline. Once you get to the full-year pipeline, we are always a little suspicious when you get to be three and four quarters out.

But the pipeline activity in this quarter and the next quarter, as you can well imagine, we're constantly checking the quality of that pipeline and we have not seen material deterioration of that pipelines. So feel relatively confident in both Q1 pipeline, feel less confident about Q2 pipeline. When you get out to Q3 and Q4, I think with this environment, we should all be very careful looking at deals forecasted in those quarters.

 Steve Koenig - KeyBanc Capital Markets - Analyst

 Thank you. That's helpful. Lastly, just one last question here. Wondering about your enterprise renewals. Have you seen any large enterprises ask for say relief even ahead of their renewals and/or any renewals where you're seeing headcount reductions have a significant impact or price relief being requested?

 Mike Gregoire - Taleo Corporation - Chairman, CEO

 We have not.

 Steve Koenig - KeyBanc Capital Markets - Analyst

 That's good, great. Thank you very much, appreciate it.

Operator

 (Operator Instructions) Michael Huang, ThinkEquity.

 Michael Huang - ThinkEquity - Analyst

 Couple quick questions for you guys. First of all, when you look at the various customer segments that you target and when you look at your pipeline and what you are seeing recently, where do you think there could be strength in '09 and where could there be weakness? And then I have another question.

 Mike Gregoire - Taleo Corporation - Chairman, CEO

 The two areas where it's pretty obvious we're going to see strength is healthcare and government. Those are the two that are actively hiring and definitely have had talent shortages for multiple years. So we'll definitely see more pipeline generation in those two verticals.

 Michael Huang - ThinkEquity - Analyst

 And then across kind of customer segments are you seeing any particular strength or weakness enterprise versus SMB?

 Mike Gregoire - Taleo Corporation - Chairman, CEO

 SMB across the board is the first hit in the kind of environment that we're experiencing right now. So we definitely see the SMB will be the first to bottom and it will also be the first to climb out.

Hard to tell if we have hit bottom yet with the SMB. The SMB, I don't think you can look at that vertically. I think -- I don't think SMB is so heterogeneous that you can take a look at each and every vertical.

I think you have to take a look at that more in a homogenous way and anyone that's a relatively small company that's not well capitalized are definitely going to be thinking twice about buying anything.

 Michael Huang - ThinkEquity - Analyst

 So it's fair to interpret when you look at the midsize customer, the new midsize customer that you added in Q4 and some of the declines quarter on quarter, that reflects a more challenging environment around that segment?

 Mike Gregoire - Taleo Corporation - Chairman, CEO

 Right on.

 Michael Huang - ThinkEquity - Analyst

 And then I guess last question. When you look at the mid-market performance management offering that you just launched, do you have any kind of higher level customer target metrics that you hope for us to see by the end of the year?

 Mike Gregoire - Taleo Corporation - Chairman, CEO

 We haven't really targeted that. It's a great question. We have 3300 customers in the SMB space and what we have noticed is while the number of net new customer acquisitions might be challenged, our ability to sell back into the customer base is still happening. And having that net new product to be able to sell back into that customer base provides two things for us.

First of all it obviously provides net new bookings. And secondly, the cost of sales back into that customer base also helps with the margin performance of the SMB business. So we're very excited that we have that net new product to sell into those 3300 customers. We think that that's going to be a difference maker in 2009 and also ease the sting of a tough economic environment.

Operator

 Adam Holt, Morgan Stanley.

 Nitin Dias - Morgan Stanley - Analyst

 Good afternoon. This is (inaudible) for Adam. Just a couple of questions. Can you give us an update on the process of moving World customers to your platform? With respect to expectations, have you seen anything different here from your initial assumptions?

 Mike Gregoire - Taleo Corporation - Chairman, CEO

 No, we're moving according to our plan. We have a number that have already converted over. That is a process working straightforward.

 Nitin Dias - Morgan Stanley - Analyst

 So you are not changing any assumptions for what you were looking to convert in '09 and 2010?

 Mike Gregoire - Taleo Corporation - Chairman, CEO

 I've got to tell you that if anything, I am impressed with the -- more impressed with the Vurv acquisition than I was last quarter. When you take a look at our metrics and our internal assumptions, we're ahead in all areas, and particularly the margin generation.

We set some pretty high goals for this to be accretive for us. And I've got to tell you that the team has absolutely knocked it out of the park with respect to getting these customers interested in Taleo, getting converted over and I couldn't be more pleased. Maybe on a financial -- this has had such a great impact financially. Maybe Katy, you have a couple of words to talk about Vurv.

 Katy Murray  - Taleo Corporation - CFO and EVP

 Yes, absolutely. I think to your point about conversions and I'm kind of thinking about where you're going with this, is we're going into this year to the current economic kind of issues that are out there, does it speed up the process or maybe does it slow it down, is that what you're thinking about?

 Nitin Dias - Morgan Stanley - Analyst

 Right.

 Katy Murray - Taleo Corporation - CFO and EVP

 So I think it's important to note, we did put a longer life out there on the enterprise side. We have targeted end dates on the products. If someone is looking at a cutover from an integration perspective, we're going to work with them on that.

Obviously we are all sensitive to peoples' budgets and we discussed that. That does not slow down the integration process and the conversion process that we're running through, but definitely on our mind and I think that is what you're asking about.

The expense side of that and where we are from a back office integration and overall integration, we accomplished everything within six months that we wanted to target purely from back office system support. We're well underway on data centers. We are farther ahead on the overall integration planning of where we thought we would be with this.

The other piece to that is when we set out this acquisition, we told everybody that we would not do a transaction unless it was accretive. This transaction has been significantly accretive for the Company and that wasn't the only reason to do the deal.

Obviously the scale and the leverage, the extended customer base, the infrastructure that we picked up from this acquisition has been significant in getting us to where we are for '09. But overall I can't -- I am very pleased with the financial performance, the conversions, where we are overall, the overall integration and where we've positioned ourselves going forward.

 Nitin Dias - Morgan Stanley - Analyst

 Great and another quick question. Have you seen any changes to the billings terms? Are customers looking for shorter durations?

 Mike Gregoire - Taleo Corporation - Chairman, CEO

 We have not seen anyone looking for shorter duration. Our standard contract length is three years and we haven't seen any conversations really in and around something less than three years. We always have a few odd conversations for greater than three years.

 Katy Murray - Taleo Corporation - CFO and EVP

 Also, Nitin, on that, we remember we were already a quarterly biller. So there were number of people, some other people in the space -- everybody does things a little bit different. Some do annual. We do quarterly.

So for the majority of our customers, the billing terms were already conducive for them from a cash flow perspective because it matches the operating expense. So they're not looking to take that down or to reduce the billing terms.

Operator

 Michael Memeroff, Wedbush Morgan.

 Michael Nemeroff - Wedbush Morgan Securities, Inc. - Analyst

 Katy, was there a common thread among the discrepancy contracts with Deloitte that you have now figured out a sort of a fine point that they have agreed or you have agreed to change going forward? I guess the question is what prevents this from happening again with Deloitte on some discrepancy related to services contracts along with application revenue?

 Katy Murray - Taleo Corporation - CFO and EVP

 Michael, you know I had mentioned this earlier too. There was not -- there were a handful of transactions that were identified from a Company perspective. Obviously this was an analysis led by the Company and there was no common theme.

There's no specific vertical, no specific industry or region. It had nothing to do with any particular size or products. It is extremely technical on the accounting side when you get involved in bundled transactions. And for these certain set of transactions, we identified that the proper accounting would have been to have recognized them ratably.

I think that on a go-forward basis, we're confident in our revenue recognition policies and the processes that we put in place. Obviously this is a learning experience for anybody who goes through anything like this and you can look back historically. But I feel confident on a go-forward basis we have all the controls and processes that we need in place to ensure that the accounting is appropriate going forward as it has been in the past.

 Michael Nemeroff - Wedbush Morgan Securities, Inc. - Analyst

 What does stop Deloitte from objecting to a future contract that has similar characteristics of the ones that you're going to restate now? I guess the question is why do you think that in the future they won't object similarly to what they have done in the past and start the cycle all over again?

 Katy Murray - Taleo Corporation - CFO and EVP

 Well I think Michael first, I mean the financial records are the management's responsibility. Deloitte has the fiduciary responsibility to review that. We've brought them in for that. They work for the audit committee.

You go through these review processes and you make all the decisions that you can based on all the information that you have at the time. I'm not going to speak historically about what did or didn't happen and where we are. But we are where we are today with this.

Again, I feel confident that we have got the right visibility and the right policies and processes going forward in addition to historically to produce good, accurate financial records. We will move forward with this and continue to drive business and if we come across transactions, we will work as we need to with our external auditors.

 Michael Nemeroff - Wedbush Morgan Securities, Inc. - Analyst

 Okay and then just on the G&A line, I think you had mentioned that there was about $9.5 million during the quarter. Does that include the cost for the external auditor and all costs associated with this internal review?

 Katy Murray - Taleo Corporation - CFO and EVP

 The fourth quarter, there was very limited expenses incurred in the fourth quarter, probably around approximately $100,000 had been incurred in conjunction with the reviews. The majority of those expenses are going to be incurred in the first quarter. Right now we're probably looking -- we've probably spent a bit over $0.5 million on this accounting review in the Q1 time period.

 Michael Nemeroff - Wedbush Morgan Securities, Inc. - Analyst

 How much do you think it will ultimately cost in the end?

 Katy Murray  - Taleo Corporation - CFO and EVP

 Given where we are with the overall process, I feel good that overall this thing should be moving forward quickly over the next several weeks. So I think that the estimate of where we are should not be too different than where we end up.

 Michael Nemeroff - Wedbush Morgan Securities, Inc. - Analyst

 And just the jump sequentially in G&A from 8.1 to 9.5, how much of that was currency related and what was the other impact?

 Katy Murray - Taleo Corporation - CFO and EVP

 You know, there are various things in the G&A line. I'm not going to get into specifics on individual types of transactions.

There's also stock compensation that's in there that did increase quarter over quarter. This is a full GAAP number. So, Michael, there's nothing (multiple speakers) it's a full GAAP number.

But there is nothing out of the ordinary for the fourth quarter that led to the increase in G&A again on a GAAP basis. And I would say that for anyone looking at this. If you're looking at trying to back into kind of what the amortization and what the stock compensation was for any of those lines, referring back to the trends that we've had over the last couple of quarters is the best way to pro forma those numbers and I think that would be fine.

Operator

 Kash Rangan.

 Kash Rangan - BAS-ML - Analyst

 Hi, thank you very much. It looks like the backlog commentary is quite positive for apples to apples including Vurv for up about -- Mike, I think you said about 20% year-over-year or was I off there?

 Mike Gregoire - Taleo Corporation - Chairman, CEO

 No, that's correct, Kash, 20%.

 Kash Rangan - BAS-ML - Analyst

 And so you were up about 40% last year apples to apples and you are probably looking to do about 50% revenue growth rate if you include the Vurv revenues for the first half of this year. So it looks like the visibility certainly points in the right direction for about 20% revenue growth.

I was just curious on the cash flow side, Katy, I think you mentioned on the cash flow side that there was a use of cash or something to the effect and I was wondering if the bookings trends held up well, then the cash flow would have been a little bit more positive, then you seem to suggest maybe a -- missing some pieces of the cash flow equation here. Could you just quantitatively address the cash flow trends in Q4, assuming that you can?

 Katy Murray - Taleo Corporation - CFO and EVP

 Yes, sure. And you are thinking about it right. So the cash that I called out was actually from property and equipment which would be below operating line. That was about $5 million.

But if you think about cash flow from operations, we were really pleased. It was over $4 million, is projected that's a swing of $10 million coming off of a $6 million use in the third quarter. We still did have some of the wrap-up of the restructuring expenses that we paid in the fourth quarter, not a lot but there was some of that.

And then I think while we had what I will say is the strongest collections quarter ever, and very pleased with where we were, people -- you try to get people to pay at year-end, it's tough. We would like to have seen a bit more cash. Definitely we saw the payments coming in early in the beginning of this year in 2009. That was a little bit of the impact on that.

But overall I think that the trends on the AR side and the deferred revenue side are in line. And overall, cash flow was -- for me, I was pleased to see that we were able to turn cash flow positive in operations so quickly and so significantly coming off of the third quarter.

So again, cash flow obviously for us as a Company is very important. We will continue to focus on that, not only on a cash flow basis operation, but from a free cash flow perspective.

 Kash Rangan - BAS-ML - Analyst

 Got it, got it. Also if I were to -- I know you gave GAAP operating expenses and it was hard to estimate or guesstimate what your non-GAAP operating margin may have looked like in Q4. Any ballpark? Directionally was it better than the Q3 and year-over-year Q4 trend at all in operating margins?

 Katy Murray - Taleo Corporation - CFO and EVP

 So when we entered 2008, we talked about being able to exit on a non-GAAP operating margin north of 11%. I think the best way to characterize this is we worked very hard as we came out of the third quarter. We were already beyond that number.

And I think you can see from where the operating expenses came in and the strength of the overall business in the fourth quarter, that the non-GAAP operating margin that we targeted (inaudible) at the beginning of the year was something that we achieved.

 Kash Rangan - BAS-ML - Analyst

 Got it, that's good to know. Also just a final clarification. The revenue restatement you don't think really impacts Q3 and Q4 of 2008? Because the commentary has been really more focused around '06 and '07 and the first half of 2008. Just to clarify that.

 Katy Murray - Taleo Corporation - CFO and EVP

 Kash, it's more of a technicality. Q3 since the 10-Q hasn't been filed is not a restatement (technical difficulty) quarter. So any of the accounting from a future impact perspective would be built into the third quarter and built into the fourth quarter. And I've taken those into consideration as we talked about the fourth quarter today.

 Kash Rangan - BAS-ML - Analyst

 Got it. So could there be other -- I know the total cumulative adjustment is about $3.2 million for '06, '07, and first half 2008. But are we talking similar magnitude of restatement for the second half 2008 period? Just to get my arms around that issue, if there is any.

 Katy Murray - Taleo Corporation - CFO and EVP

 No, Kash. Those were cumulative net numbers for those 10 quarters. So earlier when there was a question about how to think about that being spread over 10 quarters and what the individual quarter impact could be, so that wasn't $3 million related to the second quarter of 2008.

 Kash Rangan - BAS-ML - Analyst

 No, no. I was trying to get a sense for second half of 2008, what could be the magnitude if there is any revenue restatement this year at all or if there isn't any, there isn't any.

 Katy Murray - Taleo Corporation - CFO and EVP

 That would have been taken into consideration in the numbers I gave out, Kash. That is a cumulative go-forward coming out of the first half of the year.

Operator we have time for one more call -- or one more question on the call.

Operator

 Mr. Hilal, your line is open.

 David Hilal - Friedman, Billings, Ramsey Group, Inc. - Analyst

 Great, thank you. First on the backlog, Mike, when you gave that number last year, I think you had commented that you were seeing some -- the composition, you were seeing more longer-term deals. I know you talked about three years being your typical deal but should we think about the composition of this $300 million plus backlog similarly spread on contract lengths versus a year ago?

 Mike Gregoire - Taleo Corporation - Chairman, CEO

 Yes, you should think about them as three-year deals. I mean there's always a couple of quarter with that 'I'll go a little bit longer' and those are mostly the deals we do with the outsourcing providers, because I like to make those contracts coterminous. But the majority of the contracts are definitely three years, David.

 David Hilal - Friedman, Billings, Ramsey Group, Inc. - Analyst

 And then let me ask you on your bad debt allowance, I know we have seen some companies tick that up just given the economic environment we're in. Has your policy change in terms of what you're accruing for bad debt?

 Katy Murray - Taleo Corporation - CFO and EVP

 It has not. I'm pleased to actually say that we have very little experience with write-offs and actually don't have a lot of bad debt. We have very strong collections and a very strong collection history across our customer base, both enterprise and SMB.

 David Hilal - Friedman, Billings, Ramsey Group, Inc. - Analyst

 Okay and maybe a follow-up to that Katy. So you had commented I think a couple of times that it was one of the strongest quarters from a collection standpoint. I wanted to just -- it looked like DSO ticked up. I just wanted to understand the context when you say it was the best quarter in terms of collections.

 Katy Murray - Taleo Corporation - CFO and EVP

 It's the most money we have ever collected in a quarter. I know DSO's did trend up. Again, I think that with year-end and a lot of people being very conscious about their cash positions, we did not collect as much cash as we would like to, even though it was the strongest quarter we have had and we saw a fair amount of cash come pushing through in the first 10 days of January.

So a bit disappointing on that because I think DSO is a relative term and it so specific to when does a quarter end. And especially around year-end when people want to preserve their balance sheet, people hold up on cash and that was something we saw.

But I don't expect that the trend in DSO's going up is a trend and it no way reflects the strength of the collections or our AR and where we are. Again, no increase in bad debt, no change of in along that and no change in any kind of experience around write-offs.

 Mike Gregoire - Taleo Corporation - Chairman, CEO

 So, operator, I think we are done. So I'm just going to provide some closing comments.

Thank you everyone for participating in the call. Q4 was a fantastic quarter for us. The whole 2008 was a very strong year for Taleo.

We did an incredible amount of work over the year. We put ourselves in a very competitive position to enter 2009.

The macro conditions are what they are. We do feel we have the ability to navigate through them with a very strong and stable team, coupled with the fact that we have very strong financials with our balance sheet and our ability to generate both cash flow and free cash flow.

The one thing that's hanging over us is this revenue review. I think we've got a plan in place to bring it to its logical successful completion and I look forward to ending that process and getting back with all of you and continuing to talk about 2009. Thank you very much for your time, all the best.

Operator

 This concludes today's presentation. Ladies and gentlemen, you may now disconnect and thank you for joining.

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